UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                          CANADIAN SUPERIOR ENERGY INC.
                      ------------------------------------
                                (Name of Issuer)


                                  Common Shares
                      ------------------------------------
                         (Title of Class of Securities)


                                    136644101
                      ------------------------------------
                                 (CUSIP Number)


                                  June 3, 2009
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 16 Pages
                             Exhibit Index: Page 13

CUSIP NO. 136644101                                                 Page 2 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MATLINPATTERSON CAPITAL MANAGEMENT L.P.

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         DELAWARE

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         PN, IA

CUSIP NO. 136644101                                                 Page 3 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         DELAWARE

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         OO, HC

CUSIP NO. 136644101                                                 Page 4 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MATLINPATTERSON CAPITAL MANAGEMENT HOLDINGS LLC

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         DELAWARE

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                           [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         OO, HC

CUSIP NO. 136644101                                                 Page 5 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MATLINPATTERSON DISTRESSED OPPORTUNITIES MASTER ACCOUNT L.P.

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         CAYMAN ISLANDS

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         PN

CUSIP NO. 136644101                                                 Page 6 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         DAVID J. MATLIN

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         UNITED STATES

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         IN, HC

CUSIP NO. 136644101                                                 Page 7 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MARK R. PATTERSON

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         UNITED STATES

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         IN, HC

CUSIP NO. 136644101                                                 Page 8 of 16

1    Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

         MUNIZ SUKHADWALA

2    Check the Appropriate Box If a Member of a Group (See Instructions)
                                                                          a. [ ]
                                                                          b. [ ]

3    SEC Use Only

4    Citizenship or Place of Organization

         UNITED STATES

                              5               Sole Voting Power
  Number of                                           -0-
   Shares
 Beneficially                 6               Shared Voting Power
  Owned By                                            8,508,000
   Each
 Reporting                    7               Sole Dispositive Power
   Person                                             -0-
   With
                              8               Shared Dispositive Power
                                                      8,508,000

9    Aggregate Amount Beneficially Owned by Each Reporting Person

         8,508,000

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                             [ ]

11   Percent of Class Represented By Amount in Row (9)

         5.0%

12   Type of Reporting Person (See Instructions)

         IN

CUSIP NO. 136644101                                                 Page 9 of 16

Item 1(a)         Name of Issuer: Canadian Superior Energy Inc.  (the "Issuer").

     1(b)         Address of the Issuer's Principal Executive Offices:

                  3200, 500 - 4th Ave S.W.
                  Calgary, Alberta T2P 2V6
                  Canada

Item 2(a)         Name of Person Filing

                  The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

         i)       MatlinPatterson Capital Management L.P. ("Matlin LP");

         ii)      MatlinPatterson Capital Management GP LLC ("Matlin LLC");

         iii)     MatlinPatterson Capital Management Holdings LLC ("Matlin
                  Holdings")

         iv) MatlinPatterson Distressed Opportunities Master Account L.P. ("Matlin Distressed");

         v)       David J. Matlin;

         vi)      Mark R. Patterson; and

         vii)     Muniz (Mike) Sukhadwala ("Mike Sukhadwala").

                  This statement relates to Shares (as defined herein) held for the account of MatlinPatterson Distressed, a limited partnership organized under the laws of the Cayman Islands. Matlin LP serves as investment manager to Matlin Distressed. Matlin LLC is the general partner of Matlin LP. Matlin Holdings is the sole member of Matlin LLC. David J. Matlin and Mark R. Patterson each hold 50 percent of the membership interests of Matlin Holdings. Mike Sukhadwala serves as the Senior Portfolio Manager of Matlin LP.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of the Reporting Persons is 520 Madison Avenue, New York, NY 10022.

Item 2(c)         Citizenship:

         i)       Matlin LP is a Delaware limited partnership;

         ii)      Matlin LLC is a Delaware limited liability company;

         iii)     Matlin Holdings is a Delaware limited liability company;

         iv)      Matlin Distressed is a Cayman Islands limited partnership;

         v)       David J. Matlin is a United States citizen;

         vi)      Mark R. Patterson is a United States citizen; and

         vii)     Mike Sukhadwala is a United States citizen.

CUSIP NO. 136644101                                                Page 10 of 16

Item 2(d)         Title of Class of Securities:

                  Common Shares (the "Shares").

Item 2(e)         CUSIP Number:

                  136644101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of 8,508,000 Shares.

Item 4(b)         Percent of Class:

                  Each of the Reporting Persons may be deemed to be the beneficial owner of approximately 5.0% of the total number of Shares outstanding.

Item 4(c)         Number of shares as to which such person has:


                  Matlin LP
                  ---------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

                  Matlin LLC
                  ----------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

                  Matlin Holdings
                  ---------------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

                  Matlin Distressed
                  -----------------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

CUSIP NO. 136644101                                                Page 11 of 16


                  David J. Matlin
                  ---------------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

                  Mark R. Patterson
                  -----------------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000

                  Mike Sukhadwala
                  ---------------
                  (i)        Sole power to vote or direct the vote:
                  (ii)       Shared power to vote or to direct the vote                         8,508,000
                  (iii)      Sole power to dispose or to direct the disposition of
                  (iv)       Shared power to dispose or to direct the disposition of            8,508,000


Item 5.           Ownership of Five Percent or Less of a Class:

                  This Item 5 is not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  The partners of Matlin Distressed are entitled to receive, or have the power to direct, the receipt of dividends from, or the proceeds of sales of, the Shares held for the account of Matlin Distressed, in accordance with their ownership interests in Matlin Distressed.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 136644101                                                Page 12 of 16

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT L.P.

                                       By: MATLINPATTERSON CAPITAL MANAGEMENT
                                           GP LLC, its general partner

                                           By: /s/ Robert H. Weiss
                                               ---------------------------------
                                               Name:  Robert H. Weiss
                                               Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT
                                       HOLDINGS LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON DISTRESSED MASTER
                                       ACCOUNT L.P.

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    DAVID J. MATLIN

                                       By: /s/ David J. Matlin
                                           -------------------------------------


Date: June 10, 2009                    MARK R. PATTERSON

                                       By: /s/ Mark R. Patterson
                                           -------------------------------------


Date: June 10, 2009                    MUNIZ (MIKE) SUKDWALA

                                       By: /s/ Muniz (Mike) Sukdwala
                                           -------------------------------------

CUSIP NO. 136644101                                                Page 13 of 16


                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        --------

A.       Joint Filing Agreement, dated as of June 10, 2009, by and
         among MatlinPatterson Capital Management L.P.,
         MatlinPatterson Capital Management GP LLC, MatlinPatterson
         Capital Management Holdings LLC, MatlinPatterson Distressed Opportunities Master Account L.P., David J. Matlin, Mark R.
         Patterson and Muniz Sukhadwala.                                   14

B.       Power of Attorney for David J. Matlin dated June 10, 2009.        15

C.       Power of Attorney for Mark R. Patterson dated June 10,
         2009.                                                             16

CUSIP NO. 136644101                                                Page 14 of 16


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the Schedule 13G with respect to the Common Shares of Canadian Superior Energy Inc., dated as of June 3, 2009, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT L.P.

                                       By: MATLINPATTERSON CAPITAL MANAGEMENT
                                           GP LLC, its general partner

                                           By: /s/ Robert H. Weiss
                                               ---------------------------------
                                               Name:  Robert H. Weiss
                                               Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT GP LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON CAPITAL MANAGEMENT
                                       HOLDINGS LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    MATLINPATTERSON DISTRESSED MASTER
                                       ACCOUNT L.P.

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


Date: June 10, 2009                    DAVID J. MATLIN

                                       By: /s/ David J. Matlin
                                           -------------------------------------


Date: June 10, 2009                    MARK R. PATTERSON

                                       By: /s/ Mark R. Patterson
                                           -------------------------------------


Date: June 10, 2009                    MUNIZ (MIKE) SUKHADWALA

                                       By: /s/ Muniz (Mike) Sukhadwala
                                           -------------------------------------

CUSIP NO. 136644101                                                Page 15 of 16


                                    EXHIBIT B

                              POWER OF ATTORNEY FOR
                                 CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, David J. Matlin, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 144, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until revoked in writing by the undersigned and does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: June 10, 2009.

David J. Matlin

By: /s/ David J. Matlin
    -----------------------------------

New York, New York

CUSIP NO. 136644101                                                Page 16 of 16


                                    EXHIBIT C

                              POWER OF ATTORNEY FOR
                                 CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Mark R. Patterson, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 144, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until revoked in writing by the undersigned and does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: June 10, 2009.

Mark R. Patterson

By: /s/ Mark R. Patterson
    -----------------------------------

New York, New York